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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-115498, 333-104347, 333-85854, 333-03035, and 333-134062 on Form S-8 of our reports dated November 25, 2008, relating to (1) the consolidated financial statements of Coherent, Inc. and subsidiaries (collectively, the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of an accounting principle) and (2) the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended September 27, 2008.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
November 25, 2008

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM